Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTNG FIRM

We consent to the reference to our firm as “experts” in this Registration Statement on Form S-8 pertaining to the Savings and Employee Stock Ownership Plan for Bargained Hourly Employees of MeadWestvaco Corporation and to the incorporation by reference therein of our report dated January 9, 2004 (except as to note 6 which is as of January 26, 2004 and note 8[a] which is as of February 2, 2004), with respect to the financial statements of Northwood Panelboard Company included in MeadWestvaco Corporation’s Annual Report on Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Toronto, Canada	Ernst & Young LLP
June 24, 2004	Chartered Accountants

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